Exhibit 99.2
ASYST TECHNOLOGIES, #11126030
ASYST TECHNOLOGIES — THIRD QUARTER FISCAL 2009
CONFERENCE CALL
February 3, 2009, 05:00 PM ET
Chairperson: John Swenson (Mgmt.)

Operator:	Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Asyst Technologies Third Quarter Fiscal 2009 Conference Call. During today’s presentation all participants will be in a listen only mode and following the presentation the conference will be open for questions. If you do have a question please press the star followed by the one on your push button phone. If you’re using speaker equipment today, it will be necessary to lift the handset before pressing the numbers. As a reminder this conference is being recorded today Tuesday, February 3, 2009. At this time I’d like to turn the conference over to Mr. John Swenson. Please go ahead sir.

John Swenson:	Thank you. Good afternoon everyone and welcome to the fiscal 2009 third quarter conference call for Asyst Technologies. Our financial results were released earlier today and are available on our website which is at www.asyst.com. To access the release interested parties should click on the investor relations link followed by the press release link. I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements; these statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release. We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.

Now to our conference call. Aaron Tachibana, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, our CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments, we’ll be happy to take your questions. Now I’ll turn the call over to Aaron Tachibana. Aaron?

Aaron Tachibana:	Thank you John and good afternoon everyone. The third quarter came in on plan and on budget with three significant highlights in the form of very solid bookings, better gross margins, and positive EBITDA in this very challenging environment. I also want to note that our performance for the quarter was impacted by the unprecedented volatility of foreign exchange rates during the quarter which served to both positively and negatively skew some of the comparisons to prior periods. New orders in the quarter totalled 92 million down from 107 million in Q2. AMHS [ph] orders of 84 million were flat with the prior quarter while primarily driven by a new fab in Asia for a large logic customer as well as a large order from a new customer in Japan. The opportunities in the current environment are limited so we are gratified to have earned the market share and trust of the few customers that are buying. Bookings of tool and fab automation products were just over $8 million down from 23 million in Q2. This is consistent with the trend across the broader equipment industry. The mix of new orders wasn’t [ph] solid, semi-conductor 75%, flat panel 10%, and service 15%. OEM’s represented only 7% of new orders and the remainder or 93% came from end users. By geography new order distribution was North America 15%, Japan 33%, Taiwan 5%, other Asia Pacific including China 44%, and Europe 3%.

Back log at the end of the quarter was $114 million up from 91 million at the end of Q2. Of the 23 million increase in backlog, 14 million reflect upward adjustment for the change in the Yen to dollar exchange rate. Consolidated net sales for the fiscal third quarter were $83 million down from 95.1 million in the prior sequential quarter. This was higher than our guidance primarily as a result of the stronger Yen. Net sales of AMHS were 67.6 million down from 70.1 million in the prior sequential quarter. Of this, semi-conductor comprises approximately 58 million compared with 52 million in Q2. Flat panel display comprised approximately 10 million down from 18 million in Q2. Net sales of tool and fab automation solutions were 15.4 million, down from 25 million in Q2. Again this decline is consistent with the rate of decline among our OEM customers from the equipment industry in general. Overall sales mix was as follows: semi-conductor 77%, flat panel 12%, and service 11%. OEM represented 10% of sales for the quarter. Consolidated gross margin for the quarter was 31%, up from 25% in the prior quarter. AMHS gross margin was 31% up from 21% in Q2. The improvement in the third quarter was driven by continued cost reduction and more supply chain as well as better pricing across the largest projects.

We expect to again at least—we expect to again achieve at least 30% AMHS gross margin in the current quarter. If volume should drop further, it will be difficult to maintain this level but at average volumes of at least 65 million per quarter we believe we can drive this business into the mid 30’s as a percentage consistently. Gross margin on tool and fab automation solutions was 34% compared with 35% in the prior quarter. With sales off approximately 40% we believe this is a respectable margin performance that would have been impossible without our outsourced manufacturing model. Now let’s move onto operating expenses.

Total SG&A and R&D spending was $27 million down approximately 2 million from the Q2 levels and down 4 million from Q1. Consolidated R&D expense was 8.6 million down from 9.9 million in the prior sequential quarter. SG&A expense was 18.3 million down from 19.4 million in Q2. We have reduced the cash breakeven level to approximately 70 to 75 million as of the current quarter. Through additional actions that already have been announced and are in process, we expect to bring our cash breakeven down to approximately $55 million for the June quarter. Net interest expense was 2.6 million in the quarter; other expense primarily foreign exchange losses was $2.8 million during the quarter. On a non-GAAP basis we are reporting a net loss of $4.8 million or $0.10 per share which compares with 7.8 million or $0.15 per share in Q2. Adjusted EBITDA for the quarter was a positive 0.4 million which compares with a negative 2.6 million in the prior quarter.

Now I’ll turn to the balance sheet. We ended the quarter with $77 million of cash down from 79 million at the end of September. Debt was up slightly on a dollar basis. However, all of the increase relates to the foreign exchange impact because all of the debt is denominated in Yen. On a constant dollar basis we repaid more than $10 million of debt during the quarter. Of the $159 million of debt in capital lease obligations on the balance sheet as of December, $76 million is short term revolving debt borrowed through a number of banks in Japan. This debt does not carry any substantial covenants or collateral requirements. Approximately $80 million of the total debt is drawn under the term loan that matures in July of 2012. The loan is borrowed in Yen to a group of four U.S. banks and carries a number of financial covenants that have been renegotiated through amendments last year. We were in compliance with these debt covenants as of December 31; most of the covenants were last negotiated back in the September time frame based on a very different outlook from what we see today. As a result we have higher covenant requirements related to the current quarter ending in March. As previously disclosed we believe it is probable that we will need a waiver or amendment of certain of these covenants as of March 31.

Because of this, accounting will dictate that all of the term loans must be classified as current on the balance sheet even though the maturity and the repayment schedule of the debt still extends into 2012. We are working with our U.S. bank group to obtain a new structure that will provide additional long term operating flexibility and liquidity. This also should allow us to reclassify the debt as long term on the balance sheet.

Now to our outlook for the fiscal fourth quarter ending in March. We expect sales to be in the range of 65 to $75 million with AMHS in the range of 55 to 60 million and tool and fab automation at 10 to 15 million. We expect to report a non-GAAP net loss of $0.15 to $0.19 per share and a GAAP net loss of $0.20 to $0.25 per share. The GAAP net loss is expected to include 3 to $5 million of restructuring charges related to our cost reduction initiatives. In Q4 we expect to again deliver positive EBITDA. Going forward we believe we can maintain positive EBITDA assuming sales levels of at least $55 million per quarter and we are poised for additional cost reduction actions if the environment should deteriorate. Separate from our operating cash flows we have cash needs in the current quarter that will drop [ph] down the cash balance from the current levels. As we disclosed previously per an existing agreement, we purchased the remaining 4.9% of our AMHS business from Shinco [ph] Electric in late

January. This resulted in a cash outlay of approximately $14.4 million but will save approximately 1.7 million annually in dividends and interest. That concludes my formal comments so I will turn it over to Steve Schwartz. Steve?

Steve Schwartz:	Thank you Aaron. We recognize that these are extraordinary times for the global economy with severe implications for our industry. A year ago at this time we thought we were in the midst of a largely deram [ph] driven downturn and we looked forward to a potential return to growth by the end of 2008. By last fall it became clear that we were all facing something much more profound than a typical supply driven equipment downturn. We took aggressive steps in our fiscal third quarter to take costs out of the business. Consistent with our guidance in the third quarter we also realized a significant improvement in gross margins driven by better pricing on key contracts, better management of projects, and continued cost reductions in our supply chain and our own manufacturing operations. All of these efforts contributed to the positive EBITDA performance in Q3 and we will deliver additional cost savings in the current quarter based largely on actions already taken in Q3.

We are now taking steps to further reduce expenses which will lead to savings in our fiscal Q1. We have kept the priority on retaining key people and funding new product development programs which means the cuts to certain non labour expenses are in the range of 60 to 70%. Entering next quarter our head count will be down approximately 20% from where we were at the end of September but our personnel related spending will be down approximately 40% as a result of shutdowns, executive salary cuts, and certain reduced benefits. At our new level we still will have close to 1,000 employees. We’re retaining the knowledge and talent that supports current and future products as well as our ability to meet customer demands in the field. Of course this also means that we have additional room to reduce expenses if necessary.

We have enough visibility today to say that $55 million is a reasonable break-even level entering the June quarter. While we acknowledge that the environment is dynamic and still biased to the downside, we are very focused on the signals from our customers and the rest of the electronics supply chain that will indicate how deep and how long this downturn will be. Amidst the gloom we also acknowledge that our AMHS business is holding up better than almost any other segment in the industry including our own tools business. The biggest reason for this is our AMHS customer base; to the best of our knowledge there were only two significant AMHS contracts awarded globally in the December quarter and Asyst won them both. One of these is a large new logic fab in Asia. This particular customer used to split at the AMHS business between Asyst and a competitor but for this fab they elected to go with a single supplier and we won the business. We have worked very hard to retain and increase our share with this customer and has been rewarded with this large and very timely contract.

The other large project is for a new customer in Japan. This customer produces a chip for a popular game platform and previously did not have automation in their fab. We will be automating this fab while the customer continues to run wafers and we also have the opportunity to play some of our advanced temper air [ph] and buffering solutions in high need areas. Looking ahead we’re confident in our positioning for the current environment and for an eventual upturn. First we have products that customers need and we have customers that are still spending. This allowed us to build back log over the last two quarters which provides a partial bridge across the March and June quarters which we expect will show much lower bookings. Second we’ve cut cost dramatically and delivered higher margins despite lower sales. This drove positive EBITDA in the quarter and positions us for continued positive EBITDA performance at currently expected sales levels. This margin and cost base also positions the company for an eventual upturn when we believe the leverage on increased sales will be substantial.

Third, we are working to strengthen the balance sheet, however with our new rate of expected cash flow, we believe it’s strong enough to sustain the company through this period. Finally while our plan is necessarily focused on being sized properly for the current economic reality, our number one focus remains long term profitable growth and market leadership. We are taking advantage of this very slow time in the market to take our new factory productivity technologies into existing factories. We have capabilities that we will install into fabs that are already automated with conventional AMHS systems and we expect to demonstrate productivity improvements with local installations of conveyor and buffering solutions. We have successfully penetrated five factories at four different customers with these technologies thus far and we want to double these numbers in calendar 2009. These will be important proofs for our customers as they prepare design and layout of their next fab investments and they provide a platform for Asyst to gain market share coming out of the current economic downturn.

This concludes our formal comments and now I’d like the operator to come back on so we can take your questions. Operator?

Operator:	Thank you sir. Ladies and gentlemen we’ll now begin the question and answer session. As a reminder if you do have a question please press the star followed by the one on your push button phone. If you’d like to withdraw that question please press the star followed by the two, and as a reminder if you are using speaker equipment today you will need to lift the handset before pressing the numbers. Our first questions from the line of Brett Hodess with Merrill Lynch. Please go ahead.

Brett Hodess:	Good afternoon, hi Steve.

Steve Schwartz:	Hi Brett.

Brett Hodess:	Steve, I’m wondering if you can talk a little bit about you know the decision process for the customer not using dual source and you’re getting the whole fab. Do you think that in this tougher environment that customers don’t want to screw around as much that you’re having more chances with your big customers to you know get the whole fab if you will kind of thing?

Steve Schwartz:	Brett I think so. We’re a decade into 300 millimetre and automation was brand new at the beginning of the 300 millimetre generation. I think people understand the technical capability exists now and the differences between the three major suppliers of AMHS and so rather than having to make technical decisions, I think these are economic decisions that are considerably lower risk now that they have proven suppliers that they’ve been able to evaluate over the years so I think you’re absolutely right, it’s an economic decision and the fact that we’ve been able to demonstrate reliable, dependable technology over the years is what allowed the win.

Brett Hodess:	It sounds, it seems like though you’re able to do it with much better margins than you did in the past even without, you know even though it’s an economic decision rather than a technical decision.

Steve Schwartz:	Yes Brett actually we’ve somehow successfully masked the better gross margin we had on a lot of the projects. We were really saddled by a pretty large project with the lower margin that dragged the whole business down. We’ve been able to improve that single customer margin performance if you will, and now the rest of the performance improvements in the AMHS business are beginning to show through.

Brett Hodess:	Okay and then I wanted to just follow on a little bit on two other questions. On the cost side you know as you head down to that 50, $55 million breakeven level, can you sort of give us an idea of how much of the cost savings that you’re getting to go down there are temporary, you know the layoffs and I’m assuming the reduced pays, things like that, versus permanent so that we can get an idea of when revenues grow again, how much extra leverage might we see or how much leverage might we not see because a lot of temporary things might have to come back on.

Aaron Tachibana:	Hi Brett, this is Aaron Tachibana. With regards to the reductions, most of the reductions are permanent in nature, very little is temporary. We do have some temporary items such as shut downs and time off and things of that nature that we hopefully can come back down the road but those are going to be a smaller percentage so I would say you know less than 10% is temporary, the bigger percentage is permanent in nature in terms of headcount reductions, reducing discretionary spend across the board, and should business come back, some of the discretionary spend that we turned off, you know will be very selective in terms of where we let that increase again.

Steve Schwartz:	Brett specifically, we are still managing with two supply chains and so there’s a concerted [ph] effort to get this transformation completed and so as business picks up, by the time business picks up those changes will be in full effect.

Brett Hodess:	Right. And then the final one you know if you could on, you gave a good explanation on the debt side of the business but are there other particular obstacles in getting the four U.S. banks to agree to you know amend or waive or whatever things by the end of the quarter as you said, or do you think it’s, give us some color on how much risk there is I guess for that?

Aaron Tachibana:	Yes so Brett this is Aaron again, so in terms of what it’s going to take to move forward here, so the banks are starting to understand our business pretty well, they’ve been with us for a couple of years now and although the cyclicality and the downturn hasn’t been as severe as it is today, this is a global economic problem and so the banks all realize that. In terms of getting them even more comfortable with where we’re at you know we’re going through projections in detail at this point in time and basically you know the comfort level is going to come from how long this down period will last, how low can business go, and how long you know it may remain there and so we’re going through some of those discussions today and we anticipate having something concluded here within the next you know four to six weeks, that’s our target and we’re working towards that and thus far the bank group has been very cooperative and we’ve had several discussions you know via telephone and face to face and that’ll continue until we conclude this.

Brett Hodess:	Okay great, well good luck with that. Thank you.

Aaron Tachibana:	Thank you.

Operator:	Thank you. Ladies and gentlemen if there are any additional questions at this time please press the star followed by the one. As a reminder if you’re using speaker equipment you will need to lift the handset before pressing the numbers. And our next question is from the line of Hari Chandra with Deutsche Bank. Please go ahead.

Hari Chandra:	Thank you. I just wanted to know about the orders, is the strong Japanese Yen the key reason for getting the new orders?

Steve Schwartz:	Hi I’m sorry, one more time with the question.

Hari Chandra:	Is the strength in the Japanese currency a key reason for you getting the new orders in the quarter?

John Swenson:	Hari hi, it’s John. Actually one small contract was Yen denominated, actually our biggest piece of business is actually U.S. dollar based so it actually wasn’t a benefit in fact just the opposite in terms of the customers, the impact on pricing to the customers so. The Yen reference is merely that it served to grow the backlog as we translated the backlog at the new dollar/Yen exchange rate.

Hari Chandra:	I was asking the comps [ph] because the competitors [ph] are Japanese.

John Swenson:	Right but the business was led in U.S. dollars so it wasn’t really relevant.

Hari Chandra:	Sure and the back log, can you give a little makeup of the back log, how much is shippable in the next six months, nine months just in terms of a timeline?

John Swenson:	Yes Hari we anticipate that almost all the back log will ship certainly by the end of the September quarter and the majority likely probably 80% by the end of the June quarter.

Hari Chandra:	Okay and also inclusive [ph] of the cost savings that you talked about you know, how do you split that in terms of the cogs [ph] line and you know how much of it is coming from the opex?

Aaron Tachibana:	Hari this is Aaron. With regards to the split so the cogs line is probably 20 to 25% , with the rest in opex.

Hari Chandra:	Thank you very much.

Aaron Tachibana:	You’re welcome.

Operator:	Thank you. Once again ladies and gentlemen any additional questions at this time, please press the star followed by the one. As a reminder if you are using speaker equipment you will need to lift the handset before pressing the numbers. Management, we have no further questions at this time. Please continue.

John Swenson:	Okay, well we’d like to thank everyone for your time and interest in Asyst Technologies and we look forward to speaking with you after the close of the next quarter. Thank you.

Operator:	Thank you sir. Ladies and gentlemen if you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236, or 303-590-3000 using the access code of 11126030 followed by the pound key. That does conclude the Asyst Technologies Third Quarter Fiscal 2009 Conference Call. Thank you very much for your participation and for using ACT Teleconferencing. You may now disconnect.
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